Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2026-USNCH33801 Registration Statement Nos. 333-293732 and 333-293732-02 Dated August 25, 2026; Filed pursuant to Rule 433

Dual Directional Trigger PLUS Based on the MSCI Emerging Markets Index Due December     , 2027
Principal at Risk Securities

This document provides a summary of the terms of the securities.  Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	The MSCI Emerging Markets Index (ticker symbol: “MXEF”)
Stated principal amount:	$1,000 per security
Pricing date:	August 31, 2026
Issue date:	September 3, 2026
Valuation date:	November 30, 2027, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur.
Maturity date:	December 3, 2027
Payment at maturity[1]:

For each $1,000 stated principal amount security you hold at maturity:

▪

If the final index level is greater than the initial index level:
$1,000 + the leveraged return amount, subject to the maximum upside return

▪

If the final index level is less than or equal to the initial index level but greater than or equal to the trigger level:
$1,000 + ($1,000 × the absolute index return)

▪

If the final index level is less than the trigger level:
$1,000 + ($1,000 × the index return)

If the final index level is less than the trigger level, your payment at maturity will be less, and possibly significantly less, than $800.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Maximum upside return:	$178.00 per security (17.80% of the stated principal amount). If the underlying index appreciates, the payment at maturity per security will not exceed $1,000 plus the maximum upside return.
Absolute index return:	The absolute value of the index return
Leveraged return amount:	$1,000 × the index return × the upside leverage factor
Upside leverage factor:	200.00%

Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
Trigger level:	80.00% of the initial index level
CUSIP/ISIN:	17334CR55 / US17334CR558
Preliminary pricing supplement:	sec.gov/Archives/edgar/data/200245/000095010326012860/dp252179 _424b2-us26p8640d.htm

Hypothetical Payout at Maturity[1]
Change in Underlying Index	Return on Securities
+50.00%	+17.80%
+40.00%	+17.80%
+30.00%	+17.80%
+20.00%	+17.80%
+10.00%	+17.80%
+8.90%	+17.80%
+5.00%	+10.00%
0.00%	0.00%
-5.00%	+5.00%
-10.00%	+10.00%
-15.00%	+15.00%
-20.00%	+20.00%
-21.00%	-21.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $922.50 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk factors carefully prior to making an investment decision.

•	You may lose some or all of your investment.
•	The securities do not pay interest.
•	Your potential return on the securities is limited.
•	Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index.
•	Your payment at maturity depends on the closing level of the underlying index on a single day.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.
•	The estimated value of the securities was determined for Citigroup Global Markets Holdings Inc. by its affiliate using proprietary pricing models.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Markets Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	The underlying index is subject to risks associated with non-U.S. markets.
•	The underlying index is subject to risks associated with emerging markets.
•	Fluctuations in exchange rates will affect the closing value of the underlying index.
•	Citigroup Global Markets Holdings Inc.’s offering of the securities does not constitute a recommendation of the underlying index.
•	The level of the underlying index may be adversely affected by Citigroup Global Markets Holdings Inc.’s or its affiliates’ hedging and other trading activities.
•	Citigroup Global Markets Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Markets Holdings Inc.’s affiliates.
•	The calculation agent, which is an affiliate of Citigroup Global Markets Holdings Inc., will make important determinations with respect to the securities.
•	Adjustments to the underlying index may affect the value of your securities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.